EXHIBIT 10.28

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

LONGHORN INC.,

NEW SAH CORP.,

DOTDEAL INC.,

SYSTEMAX INC.

and

COMPUSA INC.

Dated as of January 5, 2008

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 5, 2008, by and among SYSTEMAX INC., a Delaware corporation (“Systemax”), New SAH Corp., a Delaware corporation and a wholly-owned subsidiary of Systemax (the “Trade Name Buyer”), DotDeal Inc., a Florida corporation and a wholly-owned subsidiary of Systemax (the “Domain Name Buyer”, and together with the Trade Name Buyer, the “Internet Buyers”, and each individually, an “Internet Buyer”), Longhorn Inc., a Delaware corporation and a wholly-owned subsidiary of Systemax (the “Real Estate Buyer” and, together with the Internet Buyers, the “Buyers”), and COMPUSA INC., a Delaware corporation (the “Seller”).

W I T N E S S E T H

WHEREAS, subject to the terms and conditions hereof, the Seller desires to sell, transfer and assign to the Buyers, and the Buyers desire to purchase from the Seller, certain assets of the Seller and its Subsidiaries (as defined below) (collectively, the “Seller Group”) used or held for use by the Seller Group in connection with the operation of the Transferred Businesses (as defined below), and the Seller desires to transfer and assign to the Buyers, and the Buyers desire to assume from the Seller certain liabilities and obligations of the Transferred Businesses as specifically provided in this Agreement; and

WHEREAS, subject to the terms and conditions hereof, the Seller desires to retain and not sell, transfer or assign to the Buyers certain assets used in connection with, and certain of the liabilities and obligations of, the businesses or portions of businesses conducted by the Seller Group other than the Transferred Businesses (collectively, the “Retained Businesses”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. INTERPRETATION.

1.1       Definitions.  In addition to the terms defined elsewhere herein, the following terms, as used herein, shall have the following meanings when used herein with initial capital letters:

“Acquired Leases” has the meaning ascribed to such term in Section 2.1(b) hereof.

“Acquired Premises” means the premises subject to any of the Acquired Leases.

“Affiliate” means, in relation to any Person, any other Person that directly or indirectly controls, that is directly or indirectly controlled by, or that is under the direct or indirect common control of, such Person.  For purposes of this definition, “control” means, in respect of any Person, the power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of such other Person, whether through the ownership of equity securities or voting securities or by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble hereof.

“Allocation Schedules” has the meaning ascribed to such term in Section 2.9 hereof.

“Applicable Law” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, Orders, decisions, injunctions, awards and judgments of or from Governmental Authorities.

“Assigned Contract” means any Contract assigned to a Buyer pursuant to Section 2.1 hereof.

“Assigned Internet Contracts” means those Contracts listed on Exhibit 2(a)(i) or Exhibit 2(a)(ii).

“Assigned Material Commitment” means any Assigned Contract (other than a Lease) which is material in nature or could lead to a payment or Liability by or on the part of the Seller Group in excess of $200,000 per Assigned Contract or series of related Assigned Contracts for any one (1) year period.

“Assignment and Assumption Agreement” has the meaning ascribed to such term in Section 2.7 hereof.

“Assignment Consent” has the meaning ascribed to such term in Section 2.10(a) hereof.

“Assumed Internet Liabilities” has the meaning ascribed to such term in Section 2.3(a) hereof.

“Assumed Liabilities” means the Assumed Internet Liabilities and the Assumed Real Estate Liabilities.

“Assumed Real Estate Liabilities” has the meaning ascribed to such term in Section 2.3(b) hereof.

“Bankruptcy Law” means the Bankruptcy Reform Act of 1978, 11 U.S.C §§ 101, et seq., as amended, or any other federal, state or foreign law or legal or equitable remedy relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding up or composition or adjustment of debts, creditors’ rights and/or the disposition of a legal estate for the benefit of creditors.

“Bill of Sale” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Applicable Law to remain closed.

“Business Material Adverse Effect” means an Internet Business Material Adverse Effect or a Real Estate Business Material Adverse Effect.

“Buyers” means the Trade Name Buyer, the Domain Name Buyer and the Real Estate Buyer and, subject to Section 10.7, any permitted assignees thereof.

“Buyer Confidential Information” means any Confidential Information relating to the Purchased Assets, the Assumed Liabilities or the Transferred Businesses.

“Buyer Guaranteed Obligations” has the meaning ascribed to such term in Section 10.16(a) hereof.

“Buyer Indemnified Parties” means the Buyers and Systemax and their respective Affiliates and persons serving as officers, directors, partners or employees thereof.

“Buyer Losses” has the meaning ascribed to such term in Section 9.2 hereof.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of the Buyer to timely consummate the transactions contemplated by, or perform its obligations under, this Agreement.

“Closing” means the Internet Closing or a Real Estate Closing.

“Closing Notice” has the meaning ascribed to such term in Section 2.1(b) hereof.

“Closing Date” means the Internet Closing Date or a Real Estate Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information or data, whether or not in writing, pertaining to the business, financial condition, products, services, business plans, business methodologies, business strategies, technologies, processes, trade secrets, know-how, Intellectual Property, and customer lists of the applicable party, but shall not include (A) information which, as of the date hereof, is published or otherwise generally available to the public, (B) information which after the date hereof becomes available to the public other than through an act or omission of a party which is in violation of the provisions hereof, or (C) information rightfully acquired from a third party that did not obtain such information pursuant to an obligation of confidentiality.

“Contract” means any contract, lease, license, subcontract, binding understanding, binding instrument, indenture, note or other agreement, whether verbal or written, including any and all amendments thereto.

“Domain Name Buyer” has the meaning ascribed to such term in the Preamble hereof and, subject to Section 10.7, any permitted assignee thereof.

“Domain Name Purchase Price” has the meaning ascribed to such term in Section 2.5(a) hereof.

“Effect” has the meaning ascribed to such term in the definition of Internet Business Material Adverse Effect.

“Environmental Laws” means all applicable federal, state, county or local laws, ordinances or regulations relating to the generation, discharge, Release, containment, storage, transportation, disposal, assessment or cleanup of Hazardous Materials or other contaminants or similar materials, including the following: (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; (2) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (3) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136; (4) the Hazardous Materials Transportation Act, 49 U.S.C. §§1801 to 1812; (5) the Federal Water Pollution Control Act, 32 U.S.C. §1251 et seq.; (6) the Federal Solid Waste Disposal Act, 42 U.S.C. §6901; (7) the Federal Clean Air Act, 42 U.S.C. §7401 et seq.; and (8) any other federal, state, county, or local statutes or implementing regulations (or any other statutes or implementing regulations of any other Governmental Authority) relating to, regulating, or having jurisdiction over, any environmental contamination, Hazardous Material, environmental condition or Release, or over any threat of a Release.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or oil or other petroleum product that could result in the imposition of liability under any Environmental Law.

“Intellectual Property” means all worldwide intellectual property rights including, without limitation, all:

(i)                                     Domestic and foreign copyrights in any work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);

(ii)                                  Domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);

(iii)                               Domestic and foreign patents and patent applications, and all inventions, processes, methods, techniques, observations, discoveries, apparatuses, machines, designs, theories and ideas, whether or not patentable (“Patents”);

(iv)                              Domain name registrations (“Domain Names”);

(v)                                 the information and data described on Exhibit 1.1 (collectively, “Specified Data”);

(vi)                              Trade secrets and know how including, but not limited to, any formula, design, device or compilation, or other information or know how, which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public (including, by way of example, scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of a business, formulae, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing) (collectively, “Trade Secrets”);

(vii)                           (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (collectively, “Software”);

(viii)                        all applications, registrations, documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications, schematics, and other records wherever created throughout the world; and

(ix)                                the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

“Intellectual Property Assignment Agreements” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Internet Business Material Adverse Effect” any material adverse change in, or material adverse effect on (any such change or effect, an “Effect”), the Transferred Internet Business, the Purchased Internet Assets or the Assumed Internet Liabilities taken as a whole; provided, however, that in no event shall any of the following, individually or in the aggregate, constitute, or be considered in determining whether there has occurred, an Internet Business Material Adverse Effect:

(i)                                     any Effect resulting from compliance with the terms and conditions of, or the taking of any action (or any failure to act) required by, this Agreement;

(ii)                                  any Effect resulting from general economic, political or financial market conditions, or from any acts of war or terrorism;

(iii)                               any Effect resulting from changes in Applicable Law or GAAP or the interpretation thereof;

(iv)                              any Effect resulting from changes affecting the industry in which the Transferred Internet Business operates generally; and

(v)                                 any Effect resulting from the announcement of the execution of this Agreement or the announcement or pendency of the transactions contemplated hereby.

“Internet Buyers” means the Trade Name Buyer and the Domain Name Buyer and, subject to Section 10.7, any permitted assign thereof.

“Internet Closing” has the meaning ascribed to such term in Section 2.6(a) hereof.

“Internet Closing Date” has the meaning ascribed to such term in Section 2.6(a) hereof.

“Internet Seller Group” means the members of the Seller Group selling Purchased Internet Assets, including, without limitation, CompUSA Holdings II Inc., a Delaware corporation.

“Internet Transfer Instruments” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Knowledge” means the actual knowledge of Roman Ross, Mohammod Huda, Amy Roberts, Ed Coder and Johnnie Goodner.

“Lease” has the meaning ascribed to such term in Section 4.10 hereof.

“Lease Assignments” has the meaning ascribed to such term in Section 2.7(b) hereof.

“Legal Proceeding” means any claim, action, suit, proceeding or investigation in or before any Governmental Authority, whether brought, initiated, asserted or maintained by a Governmental Authority or any other Person or entity.

“Liabilities” means any and all liabilities, obligations, guarantees (including, without limitation, lease guarantees) or commitments of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, including all costs and expenses relating thereto.

“Lien” means any lien, mortgage, security interest, charge, claim, pledge or encumbrance of any kind.

“Losses” means all damages, liabilities, losses, diminution in value, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever, whether or not arising out of third-party claims and including, without limitation, all amounts paid in investigation, defense or settlement of the foregoing but which, for the avoidance of doubt, shall in no event be assessed at an enterprise value or other method implying a multiple of such actual losses, damages, liabilities, charges, costs and expenses.

“Neutral Accounting Firm” has the meaning ascribed to such term in Section 2.9.

“Non-Assignable Asset” has the meaning ascribed to such term in Section 2.10(a) hereof.

“Operative Agreements” has the meaning ascribed to such term in Section 10.6 hereof.

“Order” means any order, ruling, writ, judgment, injunction or decree.

“Organizational Documents” means as to any Person, its certificate or articles of incorporation, charter, by-laws or similar organizational documents, as amended to the date hereof.

“Parties” means, collectively, Systemax, the Buyers and the Seller.

“Permitted Liens” means all (a) Liens for Taxes not yet due and payable or that are being contested in good faith or that may thereafter be paid without penalty; (b) mechanics’, carriers’, worker’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business; (c) Liens that secure obligations that are reflected as liabilities on, or that are otherwise disclosed in, the unaudited consolidated balance sheet of the Seller Group as of September 29, 2007, and that are listed in Section 3.1(b) of the Seller Disclosure Schedule (the “Terminable Liens”; (d) zoning, building codes, deed restrictions and other land use laws regulating the use or occupancy of such Purchased Assets; and (e) other imperfections of title or encumbrances, if any, that do not in the aggregate have a Business Material Adverse Effect or materially interfere with any current use or occupancy of the Purchased Assets in the operation of the Transferred Businesses, taken as a whole (the “Non-Material Liens”).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Proprietary Rights Agreements” has the meaning ascribed to such term in Section 10.1(b) hereof.

“Purchased Assets” means the Purchased Internet Assets and the Purchased Real Estate Assets.

“Purchased Internet Assets” has the meaning ascribed to such term in Section 2.1(a) hereof.

“Purchased Real Estate Assets” has the meaning ascribed to such term in Section 2.1(b) hereof.

“Real Estate Business Material Adverse Effect” means any Effect on the Transferred Real Estate Business, the Purchased Real Estate Assets or the Assumed Real Estate Liabilities taken as a whole; provided, however, that in no event shall any of the following, individually or in the aggregate, constitute, or be considered in determining whether there has occurred, a Real Estate Business Material Adverse Effect:

(i)                                     any Effect resulting from compliance with the terms and conditions of, or the taking of any action (or any failure to act) required by, this Agreement;

(ii)                                  any Effect resulting from general economic, political or financial market conditions, or from any acts of war or terrorism;

(iii)                               any Effect resulting from changes in Applicable Law or GAAP or the interpretation thereof;

(iv)                              any Effect resulting from changes affecting the industry in which the Transferred Real Estate Business operates generally; and

(v)                                 any Effect resulting from the announcement of the execution of this Agreement or the announcement or pendency of the transactions contemplated hereby.

“Real Estate Buyer” has the meaning ascribed to such term in the Preamble hereof and, subject to Section 10.7, any permitted assignee thereof.

“Real Estate Closing” has the meaning ascribed to such term in Section 2.6(b) hereof.

“Real Estate Closing Date” has the meaning ascribed to such term in Section 2.6(b) hereof.

“Real Estate Purchase Price” has the meaning ascribed to such term in Section 2.5(b) hereof.

“Real Estate Seller Group” means the members of the Seller Group selling Purchased Real Estate Assets.

“Real Estate Transfer Instruments” has the meaning ascribed to such term in Section 2.7(b) hereof.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium.

“Retained Businesses” has the meaning ascribed to such term in the Preamble hereof.

“Retained Liabilities” has the meaning ascribed to such term in Section 2.4 hereof.

“Seller” has the meaning ascribed to such term in the Preamble hereof.

“Seller Confidential Information” means any Confidential Information owned or controlled by the Seller or any of its Affiliates other than Confidential Information relating solely to the Purchased Assets, the Assumed Liabilities or the Transferred Businesses.

“Seller Disclosure Schedule” has the meaning ascribed to such term in the introductory paragraph to Article 3 hereof.

“Seller Group” has the meaning ascribed to such term in the Preamble hereof.

“Seller Indemnified Parties” means the Seller and its Affiliates and persons serving as officers, directors, partners or employees thereof.

“Seller Losses” has the meaning ascribed to such term in Section 9.3 hereof.

“Seller Material Adverse Effect” means a material adverse effect on the ability of the Seller to timely consummate the transactions contemplated by, or perform its obligations under, this Agreement.

“Shared Assets” has the meaning ascribed to such term in Section 2.8(e) hereof.

“Subsidiary” of a Buyer, the Seller or any other Person means any corporation, partnership or other legal entity of which a Buyer, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Systemax” has the meaning ascribed to such term in the Preamble hereof.

“Taxes” means any and all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Authority, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Threshold” has the meaning ascribed to such term in Section 9.4(a)(i)(A) hereof.

“Trade Name Buyer” has the meaning ascribed to such term in the Preamble hereof and, subject to Section 10.7, any permitted assignee thereof.

“Trade Name Purchase Price” has the meaning ascribed to such term in Section 2.5(a) hereof.

“Trademark License Agreement” has the meaning ascribed to such term in Section 2.7(a) hereof.

“Transfer Instruments” means the Real Estate Transfer Instruments and the Internet Transfer Instruments.

“Transferred Businesses” means the Transferred Internet Business and the Transferred Real Estate Business.

“Transferred Internet Business” means the business conducted by the Seller Group in the retail and resale of personal computers and related products and services on the Internet, including, without limitation, the Seller Group’s websites identified by the URLs:

CompUSA.com, Compusabusiness.com, Compusaauction.com and its auction business on Overstock.com, Ebay.com and other third party auction sites.

“Transferred Real Estate Business” means the business conducted by the Seller Group in the retail and resale of personal computers, consumer electronics and related products and services at the Acquired Premises.

“United States” or “U.S.” means the United States of America, its territories and possessions.

1.2       Currency.  Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. dollars.

1.3       Sections; Cross References; Headings.  Unless the context requires otherwise, when reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit, respectively, of this Agreement.  Unless the context requires otherwise, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement.  The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4       Rules of Construction.

(a)          The Parties acknowledge that this Agreement is the product of negotiation between sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any Party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

(b)         Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(c)          Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law.

1.5       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE 2. PURCHASE AND SALE OF ASSETS.

2.1       Sale of Assets.

(a)          On the Internet Closing Date and subject to the provisions of this Agreement, the Seller shall sell, transfer and assign or shall cause its Affiliates to sell, transfer and assign, free and clear from any and all Liens (other than Permitted Liens that are not Terminable Liens), and the applicable Internet Buyer shall purchase all right, title and interest the Seller Group possesses in and to the following property, assets, and Contracts (i) to the Trade Name Buyer the properties, assets and Contracts listed on Exhibit 2.1(a)(i) attached hereto and any benefits of any insurance coverage (to the extent transferable) related to the foregoing properties, assets and Contracts and (ii) to the Domain Name Buyer the properties, assets and Contracts listed on Exhibit 2.1(a)(ii) attached hereto and any benefits of any insurance coverage (to the extent transferable) related to the foregoing properties, assets and Contracts (collectively, clauses (i) and (ii), the “Purchased Internet Assets”).

(b)         Subject to Section 10.17 hereof, within five (5) Business Days following the receipt of a required landlord consent to the assignment of, or the satisfaction of a notice requirement under, any lease identified on the “Preferred List” on  Exhibit 2.1(b)(i) attached hereto (each, an “Acquired Lease”), the Seller shall deliver to the Real Estate Buyer one or more notices stating that such consent has been received or such notice requirement has been satisfied (each, a “Closing Notice”); provided that with respect to any Acquired Lease for which no consent or notice to assignment is required, the Seller shall give the Closing Notice within ten (10) Business Days of the Internet Closing Date; provided, further, that in the event Seller has not by January 31, 2008 negotiated extensions to those leases on the Preferred List on Exhibit 2.1(b)(i) with lease expiration dates earlier than February 28, 2018, including any options to renew, to provide for lease expiration dates of later than February 28, 2018 and otherwise on substantially the same terms as the current lease or on terms consistent with fair market value, Real Estate Buyer shall have the option of (a) purchasing such leases at the amount set forth in Section 2.5(b)(i) hereto or (b) selecting a lease from the Alternate List on Exhibit 2.1(b)(i) and any leases so selected shall be deemed to be an “Acquired Lease” in lieu of the lease for which Seller was unable to receive an extension or (c) so long as the Real Estate Buyer purchases no fewer than fifteen (15) leases, terminating its obligation to purchase such lease.  Each Closing Notice shall specify the Real Estate Closing Date for the closing of the purchase of the applicable Acquired Lease (which Real Estate Closing Date shall be as soon as reasonably practicable but in no event later than February 29, 2008).  On such Real Estate Closing Date and subject to the provisions of this Agreement, the Seller shall sell, transfer and assign or shall cause its appropriate Affiliate to sell, transfer and assign to the Real Estate Buyer free and clear from any and all Liens (other than Permitted Liens that are not Terminable Liens), and the Real Estate Buyer shall purchase all right, title and interest the Seller Group possesses in and to the properties, assets and Contracts listed on Exhibit 2.1(b)(ii) attached hereto and any benefits of any insurance coverage (to the extent transferable) related to the foregoing properties, assets and Contracts (collectively, the “Purchased Real Estate Assets”).

2.2       Retained Assets.

(a)          The Purchased Internet Assets shall not include any assets, rights or properties not identified in Section 2.1(a).  Without limiting the generality of the foregoing sentence and notwithstanding anything to the contrary herein, the Seller or its Affiliates shall retain all of their respective right, title and interest in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to the Internet Buyers, and the Purchased Internet Assets shall not, and shall not be deemed to, include, the assets, rights or properties described in Exhibit 2.2(a) attached hereto.

(b)         The Purchased Real Estate Assets shall not include any assets, rights or properties not identified in Section 2.1(b).  Without limiting the generality of the foregoing sentence and notwithstanding anything to the contrary herein, the Seller or its Affiliates shall retain all of their respective right, title and interest in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to the Real Estate Buyer, and the Purchased Real Estate Assets shall not, and shall not be deemed to, include, the assets, rights or properties described in Exhibit 2.2(b) attached hereto.

2.3       Assumed Liabilities.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, the applicable Internet Buyer hereby assumes and agrees to pay, perform and discharge when due all Liabilities of the Seller Group whether arising on, prior to or after the Internet Closing Date, to the extent arising out of or relating to, or incurred in connection with any sales by the Seller with respect to the Transferred Internet Business which result in the return of merchandise in accordance with the Seller’s return policy in effect as of the date of the sale of such merchandise, and all Liabilities of the Seller Group arising after the Internet Closing Date to the extent arising out of or relating to, or incurred in connection with the Assigned Internet Contracts or any of the other Purchased Internet Assets (collectively, the “Assumed Internet Liabilities”).  The assumption of the Assumed Internet Liabilities by the Internet Buyers shall not enlarge any rights of third parties under any Contract or arrangement with the Internet Buyers or the Seller, and nothing herein shall prevent any Party from contesting in good faith with any third party any Liability.

(b)         Upon the terms and subject to the conditions set forth in this Agreement, the Real Estate Buyer hereby assumes and agrees to pay, perform and discharge when due all Liabilities of the Seller Group arising after any Real Estate Closing Date, to the extent arising out of or relating to, or incurred in connection with any of the Assigned Contracts relating to or any of the other Purchased Real Estate Assets transferred on such Real Estate Closing Date (collectively, the “Assumed Real Estate Liabilities”).  The assumption of the Assumed Real Estate Liabilities by the Real Estate Buyer shall not enlarge any rights of third parties under any Contract or arrangement with the Real Estate Buyer or the Seller, and nothing herein shall prevent any Party from contesting in good faith with any third party any Liability.

2.4       Retained Liabilities.  The Buyers do not assume, or agree to pay, perform, discharge or be responsible for, any Liability (other than Assumed Liabilities and other Liabilities for which Buyers are responsible under the terms of this Agreement) of any member of the Seller Group or any Affiliates or predecessors thereof, whether known or unknown, accrued, absolute, fixed, contingent, or otherwise, and whether now existing or hereafter arising (collectively, the “Retained Liabilities”).  Without limiting the generality of the foregoing sentence, the Assumed Liabilities shall not, and shall not be deemed to, include any of the following Liabilities:

(a)          any outstanding royalties, accounts payable, warranty claims, rebate obligations, gift card obligations or Liabilities relating to the employment of employees;

(b)         any Liabilities for Taxes related to the Transferred Internet Business or the Purchased Internet Assets for any tax period ending on or prior to the Internet Closing (or attributable to the pre-closing period for tax periods beginning before but ending after the Internet Closing Date (but only for such portions of such periods prior to the Internet Closing Date)), any Liabilities for any Taxes related to the Transferred Real Estate Business or Purchased Real Estate Assets for any tax period ending on or prior to its applicable Real Estate Closing (or attributable to the pre-closing period for tax periods beginning before but ending after the applicable Real Estate Closing (but only for such portions of such periods prior to the applicable Real Estate Closing Date)), any Liabilities for Taxes with respect to any ongoing tax audits and any Taxes resulting from failure to comply with applicable bulk sales laws;

(c)          any Liabilities arising out of or resulting from (i) any legal proceeding related to the Transferred Internet Business or any Transferred Real Estate Business pending or threatened as of the Internet Closing Date or the applicable Real Estate Closing Date, respectively, (ii) any legal proceeding related to the Transferred Internet Business or the Transferred Real Estate Business filed after the Internet Closing Date or the applicable Real Estate Closing Date, as the case may be, relating to events occurring prior to such date or (iii) any actual or alleged violation of any Applicable Law related to the Transferred Internet Business or Transferred Real Estate Business relating to events occurring prior to the Internet Closing or the applicable Real Estate Closing Date, respectively; and

(d)         any Liability for any chargeback actually deducted prior to, on or after the date hereof, to the extent such chargeback relates to a transaction which occurred prior to the Internet Closing Date (with respect to any Purchased Internet Asset) or the applicable Real Estate Closing Date (with respect to any Purchased Real Estate Asset).

2.5       Purchase Price and Payment.

(a)          In addition to the assumption of the Assumed Internet Liabilities, the total aggregate purchase price of the Purchased Internet Assets shall be the sum of Eighteen Million Nine Hundred Thousand dollars ($18,900,000). The Trade Name Buyer and the Domain Name Buyer shall deliver to the Seller their respective portions of the purchase price of the Purchased Internet Assets (respectively, the “Domain Name Purchase Price” and the “Trade Name Purchase Price”) by wire transfer of immediately available funds, to an account or accounts designated in writing by the Seller to the Internet Buyers, no later than 4:00 p.m. on the Internet Closing Date.

(b)         In addition to the assumption of the applicable Assumed Real Estate Liabilities, the total aggregate purchase price of the Purchased Real Estate Assets with respect to each of the Acquired Premises shall be equal to the sum of: (i) the amount set forth opposite such Acquired Premises on Exhibit 2.1(b)(i) hereto, which such amount shall be pro rated in accordance with the formula in Exhibit 2.1(b)(i) in the event that the remaining term of such Acquired Lease is less than ten (10) years including any option to renew at substantially the same rent and conditions; and (ii) $60,000 (for each of the Acquired Premises, the “Real Estate Purchase Price”).  The Real Estate Buyer shall deliver to the Seller the applicable Real Estate Purchase Price by wire transfer of immediately available funds, to an account or accounts designated in writing by the Seller to the Real Estate Buyer, no later than 4:00 p.m. on the applicable Real Estate Closing Date.

2.6       Closing.

(a)          The closing of the purchase and sale of the Purchased Internet Assets and assumption of the Assumed Internet Liabilities (the “Internet Closing”) shall be held at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP at 101 Park Avenue, New York, NY 10178, at 4:00 p.m. on January 9, 2008, or at such other date, time or place as the Parties may mutually agree (the “Internet Closing Date”).

(b)         The closing of the purchase and sale of any Purchased Real Estate Assets and assumption of the applicable Assumed Real Estate Liabilities (a “Real Estate Closing”) shall be held at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP at 101 Park Avenue, New York, NY 10178, at 4:00 p.m. on the date set forth in the applicable Closing Notice, or at such other date, time or place as the Parties may mutually agree (a “Real Estate Closing Date”).

2.7       Transfer of the Purchased Assets.

(a)          At the Internet Closing, the Purchased Internet Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Internet Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Internet Assets and an assumption of the Assumed Internet Liabilities in the jurisdictions in which such transfers and assumptions are to be made.  Such transfer and assumption agreements shall be jointly prepared by the Seller and the Internet Buyer and shall include (to the extent applicable): (i) a bill of sale in substantially the form attached hereto as Exhibit 2.7(a)(i) (the “Bill of Sale”), (ii) an assignment and assumption agreement in substantially the form attached hereto as Exhibit 2.7(a)(ii) (the “Assignment and Assumption Agreement”), (iii) assignments in substantially the form attached hereto as Exhibit 2.7(a)(iii) (the “Intellectual Property Assignment Agreements”), (iv) a license in substantially the form attached hereto as Exhibit 2.7(a)(iv) (the “Trademark License Agreement”), and (v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required to effect the purchase and assignment of the Purchased Internet Assets and the assumption of the Assumed Internet Liabilities in form and substance reasonable satisfactory to the Internet Buyers and the Seller (collectively, clauses (i) through (v), the “Internet Transfer Instruments”).

(b)         At any Real Estate Closing, the applicable Purchased Real Estate Assets shall be sold, conveyed, transferred, assigned and delivered, and the applicable Assumed Real Estate Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the applicable Purchased Real Estate Assets and an assumption of the applicable Assumed Real Estate Liabilities in the jurisdictions in which such transfers and assumptions are to be made.  Such transfer and assumption agreements shall be jointly prepared by the Seller and the Real Estate Buyer and shall include (to the extent applicable): (i) a Bill of Sale, (ii) an Assignment and Assumption Agreement, (iii) lease assignments with respect to any Acquired Lease in form and substance reasonably acceptable to Real Estate Buyer and Seller (the “Lease Assignments”) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to the Real Estate Buyer and the Seller, and (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required to effect the purchase and assignment of the applicable Purchased Real Estate Assets and the assumption of the applicable Assumed Real Estate Liabilities in form and substance reasonable satisfactory to the Real Estate Buyer and the Seller (collectively, clauses (i) through (iv), the “Real Estate Transfer Instruments”).

2.8       Further Assurances; Shared Assets.

(a)          The Parties from time to time after the Internet Closing and any Real Estate Closing and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a Party may reasonably request to more effectively transfer and assign to, and vest in, the Internet Buyers the Purchased Internet Assets (excluding the Purchased Internet Assets described on Exhibit 1.1 hereof) and the Assumed Internet Liabilities and the Real Estate Buyer the Purchased Real Estate Assets and the Assumed Real Estate Liabilities, as the case may be.

(b)         On or after a Real Estate Closing Date with respect to an Acquired Premises, and at the request of the Real Estate Buyer, the Seller shall use commercially reasonable efforts to facilitate the transfer from a lessor of equipment to the Real Estate Buyer of leased equipment at such Acquired Premises subject, in each case, to the assignability of the lease with respect to such equipment, the Real Estate Buyer’s assuming liabilities under any such lease, and the Real Estate Buyer paying any expenses related to the transfer of the leased equipment and the lease.

(c)          The Seller shall, or shall cause its Affiliates to use commercially reasonable  efforts to obtain each landlord’s consent to the assignment to the Real Estate Buyer of the Acquired Leases, but shall not be required to commence judicial proceedings for a declaration that a required consent has been unreasonably withheld or delayed.  The Seller shall not, and shall not permit any of its Affiliates to, (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than the Real Estate Buyer to the sale of the Purchased Real Estate Assets or the assignment of the Acquired Leases or (ii) respond to any inquiry or enter into any discussions, negotiations or execute any agreement related to the foregoing (it being understood, for the avoidance of doubt, that the Seller’s obligations under this Section 2.8(c) shall terminate with respect to any Purchased Real Estate Assets and/or Acquired Lease, the sale of which is terminated pursuant to Section 10.17 hereof).

(d)         The Internet Buyers and the Seller agree to use commercially reasonable efforts to complete the Internet Transfer Instruments following the Internet Closing, including but not limited to the individual country trademark assignment documents necessary to pass title to the appropriate Internet Buyer.  The Seller agrees to execute such individual country trademark assignment documents at its own expense, and the Internet Buyers shall be responsible for all costs associated with any legalization and recording requirements for such assignment documents.

(e)          As of the date hereof, certain of the Purchased Assets are used by the Seller Group in connection with both the Transferred Businesses and the Retained Businesses (the “Shared Assets”).  The Buyers and the Seller agree to cooperate in good faith to execute by the Internet Closing Date such documents as are necessary to provide the Seller with reasonable access to, and use of, the Shared Assets for a period of up to ninety (90) days (or up to 12 months with respect to email addresses) following the Internet Closing Date.  For one year following the Internet Closing Date (the “Initial Year”), the Seller may retain a copy of the Specified Data and shall not use the Specified Data without the consent of the Buyers (such consent not to be unreasonably withheld) other than (i) to allow the Seller to comply with tax audits and tax reporting, (ii) to allow the Seller to respond to governmental inquires and reporting requirements and (iii) for reasonable use in connection with litigation (collectively, clauses (i) through (iii), the “Permitted Uses”); provided, however, that the Seller shall promptly notify the Buyers of any Permitted Use of the Specified Data.  Within the Initial Year and upon five (5) Business Days’ notice by the Buyers to the Seller, the Seller shall afford to the Buyers and their authorized personnel and representatives reasonable access during normal business hours for reasonable investigation of the use of the Specified Data and the measures used by the Seller to secure the Specified Data.  At the request of the Buyers and only to the extent that it is commercially reasonable, the Seller shall cure any defect identified by the Buyers with respect to the measures used by the Seller to secure the Specified Data.  In addition, within five (5) Business Days of the Internet Closing Date, the Seller will give to the Buyers documentation describing the measures used by the Seller to secure the Specified Data and, if the Buyers reasonably object to such measures, shall make such commercially reasonable improvements thereto that the Buyers reasonably request.  Prior to or on the first (1st) anniversary of the Internet Closing Date, the Seller shall store the Specified Data in, or otherwise transfer the Specified Data to, a mutually acceptable, commercially reasonable third party data security firm, escrow or similar security mechanism (a “Data Escrow”), and shall permanently erase, purge and otherwise destroy any and all other copies of the Specified Data.  After the first (1st) anniversary of the Internet Closing Date, the Seller may access the Specified Data only with the consent of the Buyers (such consent not to be unreasonably withheld or delayed); provided, that if the Seller requires access to the Specified Data for a Permitted Use and it is impractical to wait for the Buyers’ consent, the Seller may access the Specified Data upon five (5) Business Days’ notice to the applicable Data Escrow and the Buyers.  If the Buyers reasonably object to the Seller’s access to the Specified Data within such five-Business Day period, the Parties shall reasonably agree on reasonable terms for the Seller to access the Specified Data.  The Seller shall not at any time use the Specified Data to send, or cause to be sent, any correspondence to any Person.  The Parties will take reasonable steps that are at least consistent with the industry standard to secure the Specified Data.  From and after the Internet Closing Date, the Seller and the Seller Group shall discontinue all use of the Intellectual Property purchased by the Internet Buyers under this Agreement and neither the Seller nor any of its Affiliates shall infringe any trademark, tradename or other Intellectual Property transferred to the Internet Buyers hereunder; provided, however, that the

Seller shall have a limited and non-exclusive right and license to use certain trademarks and tradenames for the purpose of conducting certain aspects of the Retained Businesses for a period of up to ninety (90) days following the Internet Closing Date pursuant to the terms of the Trademark License Agreement, which license shall provide for Seller’s use of “compusa.com” email addresses through Buyer’s servers.  Prior to or on the second (2nd) anniversary of the Internet Closing Date, Systemax and each of the Buyers shall, and shall cause their Affiliates to store the Specified Data in, or otherwise transfer the Specified Data to, a Data Escrow and permanently erase, purge and otherwise destroy all other copies of the Specified Data, other than such data relating to any individual who has accepted the provisions of any privacy policy or other contract that contains terms governing the collection, receipt, use, disclosure and transfer of such data and that is effective after the Internet Closing Date (whether by purchasing a product from the Internet Buyers or otherwise).

2.9       Allocation of Purchase Price.

(a)          Within ninety (90) days after each of the Internet Closing and any Real Estate Closing, the Internet Buyers and the Real Estate Buyer, as applicable, shall prepare an allocation of the Trade Name Purchase Price and Domain Name Purchase Price and the applicable Real Estate Purchase Price (and all other capitalized costs) among the Purchased Internet Assets and the applicable Purchased Real Estate Assets, respectively, in accordance with Section 1060 of the Code (the “Allocation Schedules”).

(b)         If the Seller gives written notice to a Buyer of its dissatisfaction with an Allocation Schedule within fifteen (15) Business Days after receipt thereof, such Buyer and the Seller shall cooperate in good faith with each other and negotiate in good faith for a period of ten (10) Business Days to resolve any disputed items.  If such Parties fail to agree on such allocation, the dispute shall be submitted to an independent Big Four accounting firm mutually acceptable to Seller and the applicable Buyer (the “Neutral Accounting Firm”), whose decision shall be binding on all parties. The Buyers, Systemax and the Seller shall file all Tax returns (including IRS form 8594) consistently therewith (to the extent such filing is required by Applicable Law).  The Seller shall cooperate with a Buyer’s or Systemax’s reasonable requests in connection with the preparation by a Buyer or Systemax of the Allocation Schedules.  No Party shall take any position (whether in a Tax return or otherwise) that is inconsistent with the finally determined Allocation Schedules, unless required to do so by Applicable Law or any Order.  All costs and expenses of any independent accountant shall be paid by the Internet Buyer or Real Estate Buyer which prepared the applicable Allocation Schedule; provided that the costs expenses of the Neutral Accounting Firm shall be shared equally by the applicable Buyer and Seller.

2.10                        Non-Assignable Assets.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if any of the Assigned Contracts or other Purchased Assets or Assumed Liabilities (other than the Acquired Leases or Specified Data) are not assignable, assumable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or of Applicable Law, and any of such Assignment Consents are not obtained on or prior to the applicable Closing Date, the applicable Buyer shall discharge and perform the obligations arising under any such Non-Assignable Asset from and after such Closing Date, to the extent provided under Section 2.3, but no Non-Assignable Asset shall be included in the Purchased Assets or Assumed Liabilities and transferred hereunder unless and until an Assignment Consent is obtained with respect thereto.

(b)         Following the Internet Closing Date and any Real Estate Closing Date, the Parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly each Assignment Consent; provided, however, that neither Party nor any of its Affiliates shall be required to pay any consideration therefor.  Subject to Section 10.3(b), once such Assignment Consent is obtained, the Seller shall, or shall cause its Subsidiaries to, sell, transfer and assign such Non-Assignable Asset to the applicable Buyer for no additional consideration.

(c)          To the extent that any Non-Assignable Asset cannot be provided to the applicable Buyer following a Closing pursuant to this Section 2.10, the applicable Buyer and the Seller shall use commercially reasonable efforts to enter into such arrangements (including, without limitation, subleasing, sublicensing or subcontracting) and take such other commercially reasonable actions to provide to the applicable Parties the economic (taking into account Tax costs and benefits) and, to the extent permitted under Applicable Law, operational equivalent of obtaining such Assignment Consent and the performance by the applicable Buyer of its obligations thereunder.  To the extent permitted under Applicable Law, the Seller shall hold in trust for and pay to the applicable Buyer promptly upon receipt thereof, such Non-Assignable Assets and all income, proceeds and other monies received by the Seller to the extent related to any such Non-Assignable Asset in connection with the arrangements under this Section 2.10.  The Seller shall be permitted to set off against such amounts all direct costs and expenses associated with the retention and maintenance of such Non-Assignable Assets.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES AND DISCLOSURES OF THE SELLER WITH RESPECT TO THE PURCHASED INTERNET ASSETS.

Except as set forth herein or in the Seller’s disclosure schedule accompanying this Agreement (the “Seller Disclosure Schedule”), the Seller represents and warrants to the Internet Buyers as follows (with each representation and warranty being made as of the date of this Agreement, other than those made as of a specified date, which shall be made as of such specified date):

3.1       Corporate Existence and Qualification of the Seller; Title to Purchased Assets; Due Execution, Stockholders, Etc.

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct the business of the Transferred Internet Business through the Internet Closing Date and to own or lease and to operate the Purchased Internet Assets as and in the places where such business is conducted and where the Purchased Internet Assets are owned, leased or operated.

(b)         Except as set forth in Section 3.1(b) of the Seller Disclosure Schedule, the Seller Group owns all of the Purchased Internet Assets free and clear of all Liens, other than

Permitted Liens.  The Seller and each member of the Internet Seller Group is duly qualified to transact business and is in good standing in jurisdictions where the nature of the properties owned or leased by it or the activities conducted by it make such qualifications necessary.

(c)          The Seller has all requisite corporate power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and its shareholder.  This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyers and Systemax, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including, without limitation, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)         Each member of the Internet Seller Group has all requisite corporate or other power and authority to enter into and deliver the Internet Transfer Instruments to which it is a party and perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution, delivery and performance of such Internet Transfer Instruments by each member of the Internet Seller Group signatory thereto and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action on the part of such Person and its shareholder.  Each Internet Transfer Instrument has been duly executed and delivered by the appropriate members of the Internet Seller Group and, assuming the due authorization, execution and delivery by the Internet Buyer, such Internet Transfer Instrument constitutes the legal, valid and binding obligation of the member of the Internet Seller Group, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including, without limitation, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)          The Seller owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests in each member of the Internet Seller Group, in each case free and clear of any Lien and the Seller has all rights to vote and transfer such capital stock and equity interests without restriction.

3.2       No Violation.  Except as set forth in Section 3.2 of the Seller Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement, the execution and delivery of the Internet Transfer Instruments, nor the consummation by the Seller of the transactions contemplated hereby: (i) violates or will violate any Applicable Law with respect to the Internet Seller Group; (ii) violates or will violate any Order of Governmental Authority applicable to the Internet Seller Group; (iii) conflicts or will conflict with, or results or will result in a breach of or default under, the Organizational Documents of any member of the Internet

Seller Group; or (iv) requires any consent, authorization, or approval from, or registration or filing with, any Governmental Authority (not obtained or made as of the Closing Date), except for consents that, if not so authorized, approved, registered or filed, would not have an Internet Business Material Adverse Effect.

3.3       Taxes.

(a)          Except for certain ongoing state sales Tax audits listed on Section 3.3(a) of the Seller Disclosure Schedule, no Legal Proceeding or other claim for assessment or collection of Taxes relating to or otherwise affecting the Purchased Internet Assets is currently pending or, to the Seller’s Knowledge, has been asserted against the Internet Seller Group.

(b)         All Tax returns required to be filed on or before the Closing Date relating to the Purchased Internet Assets have been or will be filed on a timely basis in all jurisdictions in which such Tax returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of the Seller Group) and all Taxes shown as due and owing on each such Tax return have been paid in full.  All such Tax returns were correct and complete in all material respects.

(c)          The Seller Group has not entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party relating to or otherwise affecting the Purchased Internet Assets.  None of the Purchased Internet Assets has in the past been held, and none of the Purchased Internet Assets will immediately prior to the Internet Closing Date be held, in an arrangement for which Tax returns as a partnership have been or may be filed.

(d)         Other than as disclosed on Section 3.3(d) of the Seller Disclosure Schedule, no claim, deficiency or adjustment has been asserted or proposed in writing against the Internet Seller Group with respect to any Tax relating to or otherwise affecting the Purchased Internet Assets.

(e)          The Purchased Internet Assets are free of any Tax Liens.

(f)            Each of the Seller and each member of the Internet Seller Group is a “United States Person” within the meaning of Section 7701(a)(30) of the Code of the U.S. Internal Revenue Service.

3.4       Compliance With Laws; Office of Foreign Assets Control.  Section 3.4 of the Seller Disclosure Schedule lists each potential violation of Applicable Law or series of related potential violations of Applicable Law by the Internet Seller Group relating to the Purchased Internet Assets as to which the aggregate Liability of the Internet Seller Group (with respect to each such violation or series of related violations) could reasonably be expected to exceed $100,000.  The Internet Seller Group (with respect to the Purchased Internet Assets) is not in violation of any requirements of Applicable Law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, including, without limitation, Executive Order 13224 (66 Fed. Reg. 49079 (Sept. 23, 2001)).

3.5       Commitments.  Section 3.5 of the Seller Disclosure Schedule lists (i) any Contract by the Seller or the Internet Seller Group granting to any person a first-refusal, first-offer or other right to purchase or acquire or assume, directly or indirectly, the Transferred Internet Business or any of the Purchased Internet Assets, (ii) any Assigned Material Commitment under which any party thereto is in default which default is material to the Purchased Internet Assets or the Transferred Internet Business and (iii) any Assigned Material Commitment under which a breach would occur, and any Lien that would be created, due to the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

3.6       Intellectual Property.  (a)   Section 3.6(a) of the Seller Disclosure Schedule sets forth a list of (i) all Intellectual Property owned by the Seller and the Internet Seller Group and relating to the Transferred Internet Business that is filed or registered with the United States Patent and Trademark Office, the United States Copyright Office, or the Trademark, Patent or Copyright office (or other Intellectual Property registration authority) of a state in the United States, any country or any other jurisdiction; and (ii) all Domain Names owned by the Seller and the Internet Seller Group and relating to the Transferred Internet Business; (collectively with any material unregistered Trademarks and Copyrights owned by the Seller and the Internet Seller Group and relating to the Transferred Internet Business, the “Seller Owned Intellectual Property”).  The Internet Seller Group does not own any issued Patents or applications therefor.

(b)                                 There are no material Contracts pursuant to which any third party is authorized to use any Seller Owned Intellectual Property, including without limitation licenses of Software and except as otherwise set forth on Section 3.6(b) of the Seller Disclosure Schedule, there are no material Contracts pursuant to which the Seller or the Internet Seller Group is licensed to use Intellectual Property owned by a third party and relating to the Transferred Internet Business including without limitation licenses of Software (but not including generally available “off-the-shelf” software) (the “Third Party Licenses”; the Intellectual Property licensed pursuant to the Third Party Licenses together with the Seller Owned Intellectual Property, collectively the “Seller Intellectual Property”).  To the Knowledge of the Seller, each of the Third Party Licenses is valid and enforceable against the Seller and the other party or parties thereto, in accordance with its terms.  To the Knowledge of the Seller, neither the Seller nor any member of the Internet Seller Group is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Third Party License.

(c)                                  Except as set forth on Section 3.6(c) of the Seller Disclosure Schedule:

(i)                                     Seller and the Internet Seller Group owns or is otherwise authorized or licensed to use all Seller Intellectual Property.  The Seller Intellectual Property is all Intellectual Property necessary for the conduct of the Transferred Internet Business as presently conducted, and is sufficient in all material respects for the conduct of such Transferred Internet Business.

(ii)                                  To the Knowledge of the Seller, no Person is infringing upon, misappropriating, or otherwise violating the Seller Intellectual Property.  To the Knowledge of the Seller, the use of the Seller Intellectual Property in connection with the operation of the Transferred Internet Business as presently conducted does not conflict with, infringe upon or violate any Intellectual Property of any Person.  There are no Legal Proceedings pending, or to the Knowledge of the Seller threatened, related to the Seller Intellectual Property.

(iii)                               Except as set forth in Section 3.6(c)(iii) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Internet Transfer Instruments, and the consummation of the transaction contemplated hereby and thereby, will not, to Knowledge of the Seller, constitute a material breach of any Contract involving any Seller Intellectual Property, nor cause the forfeiture or termination of any Seller Intellectual Property.

(iv)                              The Seller and each member of the Internet Seller Group takes commercially reasonable efforts to maintain in confidence, and to ensure the physical and electronic protection of, its Software, technology, websites, Trade Secrets, Specified Data and other confidential Intellectual Property and information assets from unauthorized access, disclosure, use or modification.  To the Knowledge of the Seller, there has been no unauthorized access, disclosure, use or modification, or other breach of security involving any Software, technology, websites, Trade Secrets, Specified Data or other Confidential Information or information assets relating to the Transferred Internet Business.  To the Knowledge of the Seller, all data including Specified Data that has been collected, stored, maintained or otherwise used by the Internet Seller Group and relating to the Transferred Internet Business has been collected, stored, maintained and otherwise used in accordance with Applicable Law.  Neither Seller nor any member of the Internet Seller Group has received a notice of noncompliance with or other violation of Applicable Law relating to such data and Specified Data including without limitation applicable data protection and privacy laws, rules and regulations.  As of the Internet Closing Date, CompUSA Holdings II Inc. will be the sole owner of the Specified Data.  Other than as set forth in this Section 3.6(c)(iv), neither Seller nor any member of the Internet Seller Group has sold, transferred, licensed or otherwise distributed the Specified Data or any other Seller Intellectual Property to any Person prior to the Internet Closing Date.  The Specified Data shall include, but shall not be limited to, customer names, customer mail addresses, customer email addresses and customer purchase history of customers of the Transferred Internet Business.  Notwithstanding anything in this Agreement to the contrary, Specified Data shall not contain credit card information, social security numbers or driver’s license numbers.

3.7       Litigation.  Except with respect to any Legal Proceedings regarding which the aggregate Liability of the Internet Seller Group thereunder, after recovery by the Internet Seller Group of all available insurance proceeds with respect thereto, is reasonably expected to be less than $100,000, Section 3.7 of the Seller Disclosure Schedule lists (a) all Orders applicable to, and (b) all Legal Proceedings pending, or to the Seller’s Knowledge, threatened against, the Internet Seller Group with respect to the Transferred Internet Business.

3.8       Finder’s Fee.  Neither the Seller nor any member of the Internet Seller Group has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

3.9       No Undisclosed Liabilities.  As of the date hereof and as of the Internet Closing Date, CompUSA Holdings II Inc. has no liabilities (whether absolute, accrued, contingent or otherwise), other than (i) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (ii) liabilities set forth in Section 3.9 of the Seller Disclosure Schedule or (iii) the Terminable Liens.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES AND DISCLOSURES OF THE SELLER WITH RESPECT TO THE PURCHASED REAL ESTATE ASSETS.

Except as set forth herein or in the Seller Disclosure Schedule, the Seller represents and warrants to the Real Estate Buyer as follows (with each representation and warranty being made as of the date of this Agreement, other than those made as of a specified date, which shall be made as of such specified date):

4.1       Corporate Existence and Qualification of the Seller; Title to Purchased Assets; Due Execution, Stockholders, Etc.

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct the business of the Transferred Real Estate Business through the Internet Closing Date and to own or lease and to operate the Purchased Real Estate Assets as and in the places where such business is conducted and where the Purchased Real Estate Assets are owned, leased or operated.

(b)         Except as set forth in Section 4.1(b) of the Seller Disclosure Schedule, the Seller Group owns all of the applicable Purchased Real Estate Assets free and clear of all Liens, other than   The Seller and each applicable member of the Real Estate Seller Group is duly qualified to transact business and is in good standing in jurisdictions where the nature of the properties owned or leased by it or the activities conducted by it make such qualifications necessary.

(c)          The Seller has all requisite corporate power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and its shareholder.  This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer and Systemax, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including, without limitation, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)         The Seller owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests in each member of the Real Estate Seller Group, in each case free and clear of any Lien and the Seller has all rights to vote and transfer such capital stock and equity interests without restriction.

4.2       No Violation.  Neither the execution and delivery by the Seller of this Agreement, the execution and delivery of the applicable Real Estate Transfer Instruments, nor the consummation by the Seller of the transactions contemplated hereby: (i) violates or will violate any Applicable Law with respect to the applicable members of the Real Estate Seller Group; (ii) violates or will violate any Order of Governmental Authority applicable to the applicable members of the Real Estate Seller Group; (iii) conflicts or will conflict with, or results or will result in a breach of or default under, the Organizational Documents of any applicable member of the Real Estate Seller Group; or (iv) requires any consent, authorization, or approval from, or registration or filing with, any Governmental Authority (not obtained or made as of the Closing Date), except

4.3       Taxes.

(a)          Except for certain ongoing state sales Tax audits listed on Section 4.3(a) of the Seller Disclosure Schedule, no Legal Proceeding or other claim for assessment or collection of Taxes relating to or otherwise affecting the applicable Purchased Real Estate Assets is currently pending or, to the Seller’s Knowledge, has been asserted against the applicable members of the Real Estate Seller Group.

(b)         All Tax returns required to be filed on or before the Closing Date relating to the Purchased Real Estate Assets have been or will be filed on a timely basis in all jurisdictions in which such Tax returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of the Seller Group) and all Taxes shown as due and owing on each such Tax return have been paid in full.  All such Tax returns were correct and complete in all material respects.

(c)          The applicable members of the Real Estate Seller Group have not entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party relating to or otherwise affecting the Purchased Real Estate Assets.  None of the Purchased Real Estate Assets has in the past been held, and none of the Purchased Real Estate Assets will immediately prior to the Internet Closing Date be held, in an arrangement for which Tax returns as a partnership have been or may be filed.

(d)         Other than as disclosed on Section 4.3(d) of the Seller Disclosure Schedule, no claim, deficiency or adjustment has been asserted or proposed in writing against any applicable member of the Real Estate Seller Group with respect to any Tax relating to or otherwise affecting the Purchased Real Estate Assets.

(e)          The Purchased Real Estate Assets are free of any Tax Liens.

4.4       Compliance With Laws; Office of Foreign Assets Control.  Section 4.4 of the Seller Disclosure Schedule lists each potential violation of Applicable Law or series of related potential violations of Applicable Law by any applicable member of the Real Estate Seller Group relating to the Purchased Real Estate Assets as to which the aggregate Liability of the applicable members of the Real Estate Seller Group (with respect to each such violation or series of related violations) could reasonably be expected to exceed $100,000.  The applicable members of the

Real Estate Seller Group (with respect to the Purchased Real Estate Assets) are not in violation of any requirements of Applicable Law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, including, without limitation, Executive Order 13224 (66 Fed. Reg. 49079 (Sept. 23, 2001)).

4.5       Commitments.  Section 4.5 of the Seller Disclosure Schedule lists (i) any Contract by the Seller or the applicable members of the Real Estate Seller Group granting to any person a first-refusal, first-offer or other right to purchase or acquire or assume, directly or indirectly, the Transferred Real Estate Business or any of the Purchased Real Estate Assets, (ii) any Assigned Material Commitment under which any party thereto is in default which default is material to the Purchased Real Estate Assets or the Transferred Real Estate Business and (iii) any Assigned Material Commitment under which a breach would occur, and any Lien that would be created, due to the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

4.6       Intellectual Property.  Section 4.6 of the Seller Disclosure Schedule lists all Intellectual Property owned by the applicable members of the Real Estate Seller Group and relating to the Transferred Real Estate Business that is filed or registered with the United States Patent and Trademark Office, the United States Copyright Office, or the trademark or copyright office of another country, and certain domain names registered to the applicable members of the Real Estate Seller Group and used by the Real Estate Seller Group in connection with the Transferred Real Estate Business.

4.7       Litigation.  Except with respect to any Legal Proceedings regarding which the aggregate Liability of the applicable members of the Real Estate Seller Group thereunder, after recovery by the applicable members of the Real Estate Seller Group of all available insurance proceeds with respect thereto, is reasonably expected to be less than $100,000, Section 4.7 of the Seller Disclosure Schedule lists (a) all Orders applicable to, and (b) all Legal Proceedings pending, or to the Seller’s Knowledge, threatened against, the applicable members of the Real Estate Seller Group with respect to the Transferred Real Estate Business.

4.8       Finder’s Fee.  Neither the Seller nor any of the applicable members of the Real Estate Seller Group has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

4.9       Environmental Matters.  Except as disclosed in Section 4.9 of the Seller Disclosure Schedule or, in each case, as would not be reasonably likely to have a Real Estate Business Material Adverse Effect:

(a)          To the Knowledge of the Seller, the applicable members of the Real Estate Seller Group have conducted the Transferred Businesses in compliance with all Environmental Laws applicable to such members of the Real Estate Seller Group and, as of the date hereof, the applicable members of the Real Estate Seller Group are in compliance with all Environmental Laws applicable to the Transferred Real Estate Business.

(b)         To the Knowledge of the Seller, the applicable members of the Real Estate Seller Group have not received any written notice from any Governmental Authority or any other

Person of any Liability under, violation or alleged violation of any Environmental Law applicable to the Transferred Real Estate Business.

(c)          The applicable members of the Real Estate Seller Group have not received any written information request, and there are no Orders or Legal Proceedings outstanding or pending, or to the Knowledge of the Seller, threatened, relating to compliance with or any Liability under any Environmental Law affecting the Transferred Real Estate Business.

(d)         To the Knowledge of the Seller, there has not been a Release of any Hazardous Material caused by the applicable members of the Real Estate Seller Group with respect to the Transferred Real Estate Business.

4.10        Leases.

(a)          To Seller’s Knowledge, each of the Leases set forth on Exhibit 2.1(b)(i) (“Leases”) is in full force and effect, none of the parties thereto is in default of any of its obligations thereunder, and no event has occurred that, with the giving of notice or passage of time, or both, would constitute a default thereunder.

(b)         Attached hereto as Section 4.10(b) of the Seller Disclosure Schedules is a true and complete list of all of the Leases, true and complete copies of which, including all amendments, supplements and modifications thereto,  have been delivered to Systemax.

(c)          No brokerage commission or other compensation is payable by Seller or any member of the Real Estate Seller Group with respect to any Lease.

(d)         Neither Seller nor any member of the Real Estate Seller Group has made any prior assignment of a Lease, or entered into any sublease, occupancy agreement, license agreement or other agreement relating to such Lease or premises leased thereby, and the applicable Real Estate Buyer will have full, unfettered, unencumbered right to use and occupy the premises leased under such Lease.  Other than the Permitted Liens, no Lease has been pledged, encumbered, hypothecated or otherwise transferred in any way.

ARTICLE 5. COVENANTS OF THE SELLER.

Seller hereby makes the following covenants and agreements:

5.1       Audited Financial Information.  The Seller shall cooperate with the Buyers’ or Systemax’s reasonable requests in connection with the preparation by the applicable Buyer or Systemax of any audited financial information relating to the Transferred Businesses, including, without limitation, the preparation, on behalf of a Buyer or Systemax, of a manually signed accountants’ report from nationally recognized independent certified public accountants, required to be filed by Systemax with the U.S. Securities and Exchange Commission.  All out-of-pocket costs sustained by any Party in connection therewith, including, without limitation, such costs in connection with auditing of the financial information of the Transferred Businesses, shall be borne by the Buyers.

5.2       Retained Liabilities.  As among the Buyers, Systemax and the Seller, the Seller shall pay and perform any and all of the Retained Liabilities when and as they become due.

5.3       Conduct of the Businesses.  Without limiting the foregoing, between the date hereof and until the Internet Closing Date or a Real Estate Closing Date, as applicable, except as required or expressly permitted pursuant to the terms hereof or as the applicable Buyer shall have consented to in writing in advance, the Seller shall not, and shall not permit any of member of the Seller Group to:

(a)          enter into, terminate, amend, modify or waive any term of any material transaction, or any client contract or any similar contract or arrangement with respect to the Transferred Internet Business or the Transferred Real Estate Business conducted at any of the Acquired Premises, as applicable; provided, however, that the Seller Group shall be permitted to terminate, amend, modify or waive terms consistent with its plan to wind down its business and otherwise not inconsistent with the terms of this Agreement;

(b)         except as provided for herein, renew (unless requested in writing by the applicable Buyer or to extend the term of the lease beyond ten years), terminate, amend, modify or waive any term of the Leases;

(c)          mortgage, pledge or subject any of the Purchased Internet Assets or the applicable Purchased Real Estate Assets, or any part thereof, to any Lien or suffer to exist any such Lien, other than (x) Liens which shall be terminated at or before the respective Closing Date and (y) Permitted Liens;

(d)         perform any “going out of business sales” with respect to any of the Purchased Real Estate Assets at any of the Acquired Premises; or

(e)          commit to do any of the foregoing.

5.4       Access to Information.  From the date hereof until any Real Estate Closing, the Seller shall afford to the Real Estate Buyer and its authorized personnel and representatives reasonable access during normal business hours (except as restricted by any applicable confidentiality obligations of the Seller Group) to make such reasonable investigation of the assets, properties, business and operations of the Seller and the applicable members of the Real Estate Seller Group to the extent they relate to the applicable Transferred Real Estate Business or applicable Purchased Real Estate Assets, and such examination of the relevant books and records of the applicable Transferred Real Estate Business as the Real Estate Buyer may reasonably request and to discuss the affairs, finances and accounts of the applicable Transferred Real Estate Business with the personnel thereof.  Any such investigation or examination shall be conducted at times reasonably acceptable to the Seller and upon reasonable prior notice to the Seller identifying any personnel of the Seller and the applicable members of the Real Estate Seller Group with whom the Real Estate Buyer desires to discuss the above referenced matters.  The Seller may designate any person to be present for any such discussion.  To the extent reasonably practical, from the date hereof until any Real Estate Closing, the Seller shall promptly inform the Real Estate Buyer of any and all material matters that arise during such period affecting the business and operations of the Seller relating to such Transferred Real Estate Business or such Transferred Real Estate Assets.

5.5       Terminable Liens.  On or prior to the Internet Closing Date, the Seller shall, or shall cause its Affiliates to, terminate all Terminable Liens on the Purchased Internet Assets.  On or prior to any Real Estate Closing Date, the Seller shall terminate all Terminable Liens on the applicable Purchased Real Estate Assets.

5.6       Acquired Lease Consents.  Subject to Section 10.17 hereof, during the period commencing on the date of this Agreement and ending on any Real Estate Closing Date, the Seller shall act in good faith to obtain as soon as reasonably practicable any necessary consents or notices to assign the Acquired Leases and to the extend the remaining term of such leases, to no less than ten years from the applicable Closing Date, including any option to renew at substantially the same rent and conditions.

5.7       Satisfaction of Conditions Precedent.  During the period commencing on the date of this Agreement and ending on the Internet Closing Date or any Real Estate Closing Date, the Seller shall act in good faith to satisfy, or cause to be satisfied all of the conditions precedent to the Seller’s obligations to consummate the transactions contemplated by the Internet Closing and the applicable Real Estate Closing, respectively.

5.8       Confidential Materials.  The Seller shall use commercially reasonable efforts to remove all personally identifiable, confidential and similar information from the Acquired Premises prior to the applicable Real Estate Closing Date.

5.9       Pre-Closing Cooperation.  The Seller shall cooperate in good faith with the Internet Buyers to provide such data and other information and to take such other actions as reasonably requested by the Internet Buyers in order for the Internet Buyers to be able to conduct the Transferred Internet Business as of the Internet Closing Date.

5.10                        Gift cards. As early as reasonably practicable after the Internet Closing Date, the Seller shall, or shall cause one or more of its Affiliates to, establish procedures whereby customers holding gift cards issued by the Seller Group prior to the date hereof may receive cash payments of amounts on account with respect to such gift cards and use reasonable commercial efforts to provide such customers with substantially the same standard of service in connection with such procedures as is provided to such customers as of the date hereof.  Such procedures shall include, establishing a toll-free phone number to provide customers with information on how to redeem such gift cards for cash.  The Seller or its Affiliate shall provide such toll-free number at no cost to any such customer or to Real Estate Buyer and shall maintain such number for a period no less than six (6) months following February 29, 2008.  In the event any such customers for any reason request redemption of gift cards for cash or merchandise from the Real Estate Buyer at any of the Acquired Premises, Real Estate Buyer may redeem such gift cards by paying such customers for the amount on account with respect to such gift cards or by giving such customers merchandise having a price equal to such amount (or a combination) and shall be entitled to reimbursement from the Seller for such reimbursement;  provided that prior to redeeming such gift cards Real Estate Buyer shall have confirmed the validity of the gift card and the amounts owed to such customers under such gift cards by calling the toll-free number.

At the end of each month following the earliest Real Estate Closing until August 2008, Real Estate Buyer shall send a statement to the Seller setting forth in reasonable detail the amounts paid or delivered by the Real Estate Buyer to redeem such gift cards in such month along with the redeemed gift cards.  No later than five (5) Business Days following Seller’s receipt of such statement, Seller shall deliver to Real Estate Buyer the amount set forth on such statement in respect of valid gift cards.  Seller shall not be liable for any redemptions by the Real Estate Buyer of any gift cards after August 31, 2008.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

Except as set forth herein, each of the Buyers represents and warrants to the Seller as follows (with each representation and warranty being made as of the date of this Agreement, other than those made as of a specified date, which shall be made as of such specified date):

6.1       Corporate Existence and Qualification of the Buyers and Systemax; Due Execution, Stockholders, Etc.

(a)          The Trade Name Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and where such properties and assets are owned, leased or operated.  The Domain Name Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida and has the requisite corporate power and authority to conduct its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and where such properties and assets are owned, leased or operated.  The Real Estate Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and where such properties and assets are owned, leased or operated.  Systemax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business and to own or lease and to operate its properties and assets as and in the places where such business is conducted and where such properties and assets are owned, leased or operated.

(b)         Each Buyer is duly qualified to transact business and is in good standing in jurisdictions where the nature of the properties owned or leased by it or the activities conducted by it make such qualifications necessary.

(c)          Each of the Buyers and Systemax has all requisite corporate power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Buyers and Systemax and the consummation by the Buyers and Systemax of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Buyers and Systemax.  This Agreement has been duly executed and delivered by each of the Buyers and Systemax and, assuming the due authorization, execution and delivery by the Seller, this Agreement constitutes the legal, valid and binding obligation of each of the Buyers and Systemax, enforceable against each of the Buyers and Systemax in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including, without limitation, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)         Systemax owns, beneficially and of record, all of the outstanding shares of capital stock of each of the Buyers and there are no outstanding equity securities of or other equity interests in any Buyer (other than the shares of capital stock owned by Systemax) and there are no outstanding rights, warrants or options to acquire securities of or other equity interests in any Buyer, and no Buyer is subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any shares of capital stock or other equity interests.

6.2       No Violation.  Neither the execution and delivery by the Buyers and Systemax of this Agreement or the Transfer Instruments, nor the consummation by the Buyers and Systemax of the transactions contemplated hereby: (i) violates or will violate any Applicable Law with respect to any Buyer or Systemax; (ii) violates or will violate any Order of Governmental Authority applicable to any Buyer or Systemax; (iii) conflicts or will conflict with, or results or will result in a breach of or default under, the Organizational Documents of any Buyer or Systemax; or (iv) requires any consent, authorization, or approval from, or registration or filing with, any Governmental Authority (not obtained or made as of the Closing Date), except

6.3       Finder’s Fee.  No Buyer or Systemax has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

ARTICLE 7. COVENANTS OF THE BUYERS AND SYSTEMAX.

Each Buyer and Systemax hereby makes, jointly and severally, the following covenants and agreements:

7.1       Post-Closing Cooperation.  Each Buyer and Systemax agrees to provide (at the out-of-pocket expense of the Seller Group) to the Seller Group such information as they may reasonably request (i) in connection with accounting and Tax matters relating to the conduct of the Transferred Businesses prior to the applicable Closing Dates, and (ii) relating to the Retained Businesses which remains stored after the applicable Closing Dates in the computer systems purchased by the Buyer pursuant to this Agreement.

7.2       Satisfaction of Conditions Precedent.  During the period commencing on the date of this Agreement and ending on the Internet Closing Date and any Real Estate Closing Date, the Internet Buyers and the Real Estate Buyer, respectively, shall act in good faith to satisfy, or cause to be satisfied all the conditions precedent to the Internet Buyers’ and Real Estate Buyer’s obligations to consummate the transactions contemplated by the Internet Closing and the Real Estate Closing, as applicable.

7.3  Consents.  During the period commencing on the date of this Agreement and ending on any Real Estate Closing Date, the Real Estate Buyer and Systemax shall cooperate in good faith with the Seller to obtain any necessary consents to assign the applicable Acquired Leases.

7.4  Confidential Materials.  The Real Estate Buyer shall promptly return to the Seller or destroy any personally identifiable, confidential and similar information that is discovered by any Person at the Acquired Premises, and which relates to the conduct of the business prior to the applicable Real Estate Closing Date.

7.5  Employees; Management.  The Real Estate Seller Group shall reasonably assist the Real Estate Buyer in its efforts to review and offer employment to the employees of the Real Estate Seller Group following a Real Estate Closing including, but not limited to, sharing employee data with respect to such employees that the Real Estate Seller Group is permitted to disclose to the Real Estate Buyer under Applicable Law; provided, however, that the Real Estate Seller Group shall not be obligated to share employee data that it is not permitted to share under Applicable Law with respect to any employee who has not consented to the sharing of such information.  Following a Real Estate Closing, the Real Estate Buyer shall notify the Real Estate Seller Group of which employees it has determined to offer continued employment.

7.6  Domain Name.  The Internet Buyers shall not and shall not permit any of their Affiliates to use the domain names “compusadialatech.com”, “compusadial-a-tech.com,” “compusatechpro.com,” “compusadial-a-tech.com,” “compusadialatech.com”, or URLs containing the names “dial-a-tech” or “dialatech” alone or in combination with the CompUSA name other than to direct the web traffic to such domain names or universal resource locators (URLs) to “compusa.com”.

ARTICLE 8. CONDITIONS.

8.1       Conditions to Obligations of the Parties.  The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by the Internet Closing and any Real Estate Closing are subject to the fulfillment, prior to or at the applicable Closing, of the following conditions precedent:

(a)          No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law which is in effect on a Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on such Closing Date or otherwise making such transactions illegal; and

(b)         All licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authorities listed in Schedule 8.1(b) (if any) shall have been obtained and shall be in full force and effect, except as would not, individually or in the aggregate, be reasonably likely to result in a Business Material Adverse Effect, a Seller Material Adverse Effect or a Buyer Material Adverse Effect.

The foregoing conditions are for the benefit of each of the Parties and any such condition may be waived, in whole or in part, by any Party at or prior to the Closing, and such Party shall have the right to proceed with the transactions contemplated hereby without waiving any other of its respective rights hereunder.

8.2       Conditions to Obligations of the Buyers and Systemax.  The obligation of each of the Buyers and Systemax to consummate and cause the consummation of the transactions contemplated by the Internet Closing and any Real Estate Closing are subject to the fulfillment, prior to or at the applicable Closing, of the following conditions precedent:

(a)          the Seller shall have performed, and complied with, in all material respects the covenants and obligations required to be performed by the Seller under this Agreement with respect to the Transferred Internet Business and the Purchased Internet Assets or the Transferred Real Estate Business and the Purchased Real Estate Assets, as applicable, on or prior to the Internet Closing Date or a Real Estate Closing Date, as the case may be;

(b)         the representations and warranties of the Seller contained in Article 3 and Article 4 hereof which are qualified by materiality or a material adverse effect shall be true on and as of the date hereof, except for any representations and warranties that are made as of a specified date, which shall be true on and as of such date.  All other representations and warranties of the Seller contained in Article 3 and Article 4 hereof shall be true in all material respects on and as of the date hereof, except for any representations and warranties that are made as of a specified date, which shall be true on and as of such date;

(c)          the Seller Group shall have executed and delivered to the applicable Buyer all applicable Transfer Instruments;

(d)         Gordon Brothers Group, LLC, a Delaware limited liability company, shall have executed and delivered to the Domain Name Buyer the letter agreement in the form attached hereto as Exhibit 8.2(d) related to the covenant set forth in Section 5.10 hereto;

(e)          the Seller Group shall have received, in form and substance reasonably satisfactory to the applicable Buyer, all Assignment Consents required to be obtained in connection with the transactions contemplated by such Internet Closing or Real Estate Closing, as the case may be, except where the failure to obtain any such Assignment Consents would not, individually or in the aggregate, be reasonably likely to result in an Internet Business Material Adverse Effect or a Real Estate Business Material Adverse Effect, as applicable;

(f)            in connection with any Real Estate Closing, the Seller shall have delivered to the Real Estate Buyer the applicable Closing Notice; and

(g)         termination letters in the form attached hereto as Exhibit 8.2(g) with respect to the termination of all Terminable Liens on the Purchased Internet Assets or the Purchased Real Estate Assets, as applicable, shall have been duly executed by the lienholder and delivered to the applicable Buyer.

The foregoing conditions are for the exclusive benefit of each of the Buyers and Systemax and any such condition may be waived, in whole or in part, by the Buyers and Systemax at or prior to the Closing, and the Buyers and Systemax shall have the right to proceed with the transactions contemplated hereby without waiving any of their other rights hereunder.

8.3       Conditions to Obligations of the Seller.  The obligation of Seller to consummate and cause the consummation of the transactions contemplated by the Internet Closing and any Real Estate Closing are subject to the fulfillment, prior to or at the applicable Closing, of the following conditions precedent:

(a)                                  each Buyer and Systemax shall have performed, and complied with, in all material respects the covenants and obligations required to be performed by such Buyer or Systemax under this Agreement with respect to the Transferred Internet Business and the Purchased Internet Assets or the Transferred Real Estate Business and the Purchased Real Estate Assets, as applicable, on or prior to the Internet Closing Date or a Real Estate Closing Date, as the case may be;

(b)         the representations and warranties of the Buyers contained in Article 6 hereof which are qualified by materiality or a material adverse effect shall be true on and as of the date hereof, except for any representations and warranties that are made as of a specified date, which shall be true on and as of such date.  All other representations and warranties of the Buyers contained in Article 6 hereof shall be true in all material respects on and as of the date hereof, except for any representations and warranties that are made as of a specified date, which shall be true on and as of such date;

(c)          the applicable Buyer shall have executed and delivered to the Seller all applicable Transfer Instruments;

(d)         the Trade Name Buyer shall have delivered or caused to be delivered the Trade Name Purchase Price, the Domain Name Buyer shall have delivered or caused to be delivered the Domain Name Purchase Price or the Real Estate Buyer shall have delivered or caused to be delivered the applicable Real Estate Purchase Price, as the case may be; and

(e)          Systemax shall have executed and delivered to the Seller the letter agreement substantially in the form attached hereto as Exhibit 8.3(e).

The foregoing conditions are for the exclusive benefit of the Seller and any such condition may be waived, in whole or in part, by the Seller at or prior to the applicable Closing, and the Seller shall have the right to proceed with the transactions contemplated hereby without waiving any of its other rights hereunder.

ARTICLE 9. INDEMNIFICATION.

9.1       Survival of Warranties.

(a)          Subject to Section 9.1(b) below, (i) the representations and warranties of the Seller in Article 3 and Article 4 of this Agreement shall survive the Internet Closing Date and the applicable Real Estate Closing Date, respectively, for one year and (ii) the representations and warranties of the Internet Buyers and the Real Estate Buyer in Article 6 hereof shall survive the Internet Closing Date and the applicable Real Estate Closing Date, respectively, for one year.  Notwithstanding the foregoing, if prior to the end of such period, a specific state of facts shall have become known which may constitute or give rise to a claim for which indemnity may be payable pursuant hereto, and the indemnified party shall have given written notice of such facts to the indemnifying party prior to such date of expiration, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

(b)         The right to indemnification hereunder by a Buyer Indemnified Party relating to any breach of Sections 3.1 and 4.1 (Corporate Existence and Qualification of the Seller; Title to Purchased Assets; Due Execution, Stockholders, Etc.) or 3.3 and 4.3 (Taxes) shall expire on the date which is ninety (90) calendar days after the expiration of the applicable statutes of limitations relating to such breach.  The right to indemnification hereunder by a Seller Indemnified Party relating to any breach of Section 6.1 (Corporate Existence and Qualification of the Buyer and Systemax; Due Execution, Stockholders, Etc.) shall expire on the date which is ninety (90) calendar days after the expiration of the applicable statutes of limitations relating to such breach.  The right to indemnification hereunder by a Seller Indemnified Party with respect to the matters set forth in Section 9.3(e) shall expire on the date which is ninety (90) calendar days after the expiration of the applicable statutes of limitations relating to such matters.

9.2       Indemnification by the Seller.  The Seller agrees to indemnify and hold the Buyer Indemnified Parties harmless from and against any Losses which may be sustained or suffered by any of them arising out of or based upon any of the following matters (the “Buyer Losses”):

(a)          any breach of any representation or warranty made by the Seller in Sections 3.1 through 3.4, 4.1 through 4.4, 4.9 and 4.10 of this Agreement;

(b)         any breach of any representation or warranty made by the Seller in Sections 3.5 through 3.8 and 4.5 through 4.8 of this Agreement;

(c)          any fraud or any knowing and deliberate breach (any such breach to be proven by clear and convincing evidence) by the Seller with respect to any of their representations or warranties in this Agreement or in any certificate or schedule delivered by the Seller pursuant hereto;

(d)         any breach by the Seller of any agreement or covenant set forth in this Agreement other than as set forth in Sections 5.2 and 5.10 hereof;

(e)          any failure by the Seller to perform the covenants set forth in Sections 5.2 and 5.10 hereof;

(f)            any breach of any representation or warranty made by the Seller in Section 3.9 of this Agreement

(g)         any use of retained Specified Data by the Seller in violation of the restrictions set forth in Section 2.8(e).

9.3       Indemnification by the Buyers and Systemax.  Each of the Buyers and Systemax jointly and severally agree to indemnify and hold the Seller Indemnified Parties harmless from and against any Losses which may be sustained or suffered by any of them arising out of or based upon any of the following matters (the “Seller Losses”):

(a)          any breach of any representation or warranty made by a Buyer or Systemax in Article 6 of this Agreement;

(b)         any fraud or any knowing and deliberate breach (any such breach to be proven by clear and convincing evidence) by a Buyer or Systemax with respect to any of their representations or warranties in this Agreement or in any certificate or schedule delivered by a Buyer or Systemax pursuant hereto;

(c)          any breach by a Buyer or Systemax of any agreement or covenant set forth in this Agreement;

(d)         any failure by a Buyer or Systemax to perform and discharge any Assumed Liabilities as set forth in this Agreement; and

(e)          the sale, transfer or assignment to any Buyer of, or any Buyer’s or any of its affiliates’ acceptance of, access to or use of, Specified Data; notwithstanding anything to the contrary in this Agreement, the Seller is not obligated to indemnify or hold any Buyer Indemnified Party harmless from and against any Losses which may be sustained or suffered by any Buyer Indemnified Party arising out of or based upon the sale, transfer or assignment to any Buyer of, or any Buyer’sor any of its affiliates’ acceptance of, access to or use of, Specified Data.

9.4       Limits on Indemnification.  Notwithstanding anything contained herein to the contrary,

(a)   (i)  (A) the Seller shall not have any liability under Sections 9.2(a), 9.2(d) or 9.2(g) until the amount of indemnifiable Buyer Losses under such Sections, in the aggregate, exceeds Five Hundred Thousand dollars ($500,000) (the “Threshold”), at which time the total amount of such Buyer Losses shall be recoverable hereunder and (B) the Seller shall not have any liability under Section 9.2(b) until the amount of indemnifiable Buyer Losses thereunder, in the aggregate, exceeds Two Million dollars ($2,000,000), and (ii) no Buyer or Systemax shall have any liability under Sections 9.3(a) or 9.3(c) of this Agreement until the amount of indemnifiable Seller Losses thereunder, in the aggregate, exceeds the Threshold, at which time the total amount of such Seller Losses shall be recoverable hereunder;

(b)         the aggregate obligations of the Buyers and Systemax to indemnify, defend and hold the Seller Indemnified Parties harmless for indemnification claims made pursuant to Section 9.3(e) after the second anniversary of the Internet Closing Date shall be limited to Ten Million dollars ($10,000,000) (the “Indemnity Cap Amount”); provided, that the Indemnity Cap

Amount shall not apply unless, on or before the second (2nd) anniversary of the Internet Closing Date, Systemax and each of the Buyers have, and have caused their Affiliates to, store the Specified Data in, or otherwise transfer the Specified Data to, a Data Escrow and permanently erase, purge and otherwise destroy all other copies of the Specified Data, other than such data relating to any individual who has accepted the provisions of any privacy policy or other contract that contains terms governing the collection, receipt, use, disclosure and transfer of such data and that is effective after the Internet Closing Date (whether by purchasing a product from the Internet Buyers or otherwise).

(c)          any indemnification payments required to be made pursuant to this Agreement shall be reduced by any insurance proceeds actually received by the indemnified party with respect to the item giving rise to the indemnification payment.  Upon the making of the full amount of the applicable indemnification payment to the indemnified party, the indemnifying party shall be subrogated to the rights of the indemnified party, up to the amount of such indemnification payment, to claim any insurance proceeds not yet recovered by the indemnified party with respect to the item which gave rise to the indemnification payment; and

(d)         in the event that any Buyer Indemnified Party has the right to indemnity with respect to any Buyer Losses under Section 9.2, the Seller shall have no liability to indemnify any Buyer Indemnified Party more than once with respect to any such Buyer Losses nor shall the Seller have any liability to indemnify more than one Buyer Indemnified Party for the same Buyer Losses.

9.5       Notice; Defense of Claims.  An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder.  If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party.  Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense.  If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.  The indemnifying party (provided such indemnifying party acknowledges its obligation to indemnify if adversely determined) shall be entitled to direct the defense against a third party claim or liability with counsel selected by it as long as the indemnifying party is conducting a good faith and diligent defense.  If the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party.  The indemnifying party shall have the right to compromise or settle any such dispute if such settlement includes an unconditional release of all claims against the indemnified party.  If such settlement does not include an unconditional release of all claims against the indemnified party, the settlement shall be subject to the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, delayed or conditioned).  If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment.  If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

9.6       Exclusive Remedy.  After the Internet Closing Date, the indemnification provisions set forth in this Article 9 shall constitute the exclusive remedies of the parties with respect to any breach of the representations, warranties, agreements, covenants and obligations set forth herein or in any certificate or schedule delivered by any party pursuant hereto (other than injunctive or other equitable relief), and with respect to any and all claims arising from or relating to any of the foregoing; provided, however, that nothing in this Section 9.6 shall limit in any way any claims brought by any party based on fraud or knowing and deliberate breach (any such breach to be proven by clear and convincing evidence).

9.7       Indemnification by the Prior Owners.  The Seller agrees to promptly pay, or cause to be paid, to the applicable Buyer by wire transfer of immediately available funds, to such account or accounts designated in writing by Systemax to the Seller, any amounts received by Specialty Equity, LLC, a Delaware limited liability company (“Specialty Equity”) or any of its Affiliates, pursuant to the Stock Purchase Agreement, dated December 7, 2007, among Specialty Equity, and the former stockholders of CompUSA Inc. (the “Stock Purchase Agreement”), solely to the extent that such amounts were recovered by the Seller under Article VIII (Indemnification) of the Stock Purchase Agreement and such amounts were paid in respect of claims with respect to the Purchased Internet Assets or the applicable Purchased Real Estate Assets.  The Seller shall cooperate in good faith with the Buyers and Systemax to cause to be made any claim for indemnification under the Stock Purchase Agreement which relates to the Purchased Internet Assets or the Purchased Real Estate Assets.  Any allocation of amounts received pursuant to the Stock Purchase Agreement between the Transferred Businesses and the Retained Businesses shall be made by the Seller in good faith.

ARTICLE 10. MISCELLANEOUS.

10.1                        Confidentiality.

(a)          Terms of the Agreement.  The terms of this Agreement shall be considered Confidential Information of all Parties; provided, that, notwithstanding anything herein to the contrary, any Party may disclose the terms of this Agreement and file a copy of this Agreement with appropriate regulatory authorities to the extent necessary to comply with any obligation it may have under any Applicable Law.

(b)         Seller Obligations.  Following the Internet Closing Date, the Seller shall not disclose to any third party any Buyer Confidential Information, and shall exercise commercially reasonable efforts (at the expense of the Buyers) to enforce, and cause any of its existing or future Affiliates to enforce, any agreements with their respective employees or consultants relating to confidentiality and assignment of inventions (such agreements, “Proprietary Rights Agreements”) with respect to Buyer Confidential Information.

(c)          Buyer and Systemax Obligations. Following the Internet Closing Date, no Buyer or Systemax shall disclose to any third party any Seller Confidential Information, and each of the Buyers and Systemax shall exercise commercially reasonable efforts (at the expense of the Seller) to enforce, and cause any their existing or future Affiliates to enforce, any Proprietary Rights Agreements with their respective employees or consultants with respect to Seller Confidential Information.

(d)         Permitted Disclosure.  Notwithstanding the foregoing, the Seller may disclose Buyer Confidential Information, and a Buyer or Systemax may disclose Seller Confidential Information in a Legal Proceeding or to a government or other regulatory agency (including, without limitation, any securities regulatory agency or stock exchange) to the extent necessary to comply with any Applicable Law; provided that such party provides to the owner of such Confidential Information prior notice of the intended disclosure and shall permit the owner of such Confidential Information to intervene therein to protect its interests in its Confidential Information, and provide full cooperation and assistance to such owner in seeking to obtain such protection.

10.2                        Bulk Sales Law.  Each of the Buyers hereby waives compliance by the Seller with the provisions of any applicable bulk sales law in connection with the transfer of the Purchased Assets under this Agreement.

10.3                        Fees and Expenses.

(a)          Each of the Parties will bear its own fees and expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, legal, accounting, finders/brokers or other professional fees and expenses.

(b)         The Internet Buyers and the applicable Real Estate Buyer will pay all Taxes or expenses (including, without limitation, reasonable attorneys’ fees) incurred subsequent to the Internet Closing and a Real Estate Closing, in connection with the transfer of the Purchased Internet Assets and the applicable Purchased Real Estate Assets, respectively, to the applicable Buyer as contemplated by this Agreement, including, without limitation, all sales, use, excise, and other transfer taxes and similar charges applicable to such transfer, and all expenses applicable to the recordation of any instruments of transfer (including, without limitation, expenses in connection with the recordation of any Intellectual Property Assignment Agreements); notwithstanding the foregoing, the Internet Buyer and the applicable Real Estate Buyer shall not be obligated to pay Taxes accrued as of the Internet Closing Date and the applicable Real Estate Closing Date, respectively, which are Retained Liabilities, including without limitation any sales tax payable as a result of any failure to comply with sales tax or bulk sales transfer tax.

10.4                        Governing Law.  This Agreement shall be construed under and governed by the laws of the State of New York.

10.5                        Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered personally or sent by facsimile transmission (receipt acknowledged), upon delivery, (ii) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day, or (iii) if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO A BUYER
OR SYSTEMAX:	Systemax Inc.
11 Harbor Park Drive
Port Washington, NY 11050
Attention: Richard Leeds, Chairman and CEO
Facsimile: (516) 608-3501

With a copy to:	Systemax Inc.
11 Harbor Park Drive
Port Washington, NY 11050
Attention: Curt Rush, General Counsel
Facsimile: (516) 625-0038

TO THE SELLER:	CompUSA Inc.
c/o Gordon Brothers Group, LLC
101 Huntington Avenue, 10th Floor
Boston, MA 02199
Attn: Billy Weinstein
Facsimile: (617) 422-6211

With a copy to:	Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178
Attn: Steven J. Reisman, Esq.
Facsimile: (212) 697-1559

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representatives.

10.6        Entire Agreement.  This Agreement, together with the Seller Disclosure Schedule, the Transfer Instruments and the other Schedules and Exhibits referred to herein and the other documents specifically identified herein or contemplated hereby (collectively, the “Operative Agreements”), reflects the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings relating thereto.  No promises, representations, understandings, warranties and agreements have been made by any of the Parties hereto except as referred to herein or in such Schedules and Exhibits or in such other documents; and all inducements to the making of this Agreement relied upon by the Parties have been expressed herein or in such Schedules or Exhibits or in such other documents.

10.7                        Assignability; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties (such consent not to be unreasonably withheld) and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.  Notwithstanding the foregoing, a Buyer may assign this Agreement to an Affiliate thereof so long as such assignment does not result in any Liability or any material detriment to the Seller (it being understood that any assignment which results in such Liability or material detriment shall be null and void).

10.8                        Severability.  Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 10.8, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, either in time or in geographical range, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

10.9                        Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  All signatures of the Parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such party.

10.10                 Amendments; Waiver.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

10.11                 Publicity and Disclosures.  Except as may be required by Applicable law, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a Party without the prior knowledge and written consent of the Buyer and the Seller, which consent shall not be unreasonably withheld.

10.12                 Submission to Jurisdiction.  Each of the Parties hereby agrees that any action or proceeding arising out of this Agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the Parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10.13                 Service of Process.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served in the manner provided for the giving of notices in Section 10.5, provided, that this Section 10.13 shall not affect the right of any party to serve legal process in any other manner permitted by law.

10.14                 Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.15                 Relationship of the Parties.  Nothing in this Agreement shall be construed to place any of the Parties in an agency, employment, franchise, joint venture, or partnership relationship.  The Seller will not have the authority to obligate or bind a Buyer or Systemax and neither Systemax nor any Buyer will have the authority to obligate or bind the Seller in any manner, and nothing herein contained shall, or is intended to, give rise to any rights of any kind to any third parties; no Party will represent to the contrary, either expressly, implicitly or otherwise.

10.16                 Systemax Guarantee.

(a)          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Systemax hereby guarantees to the Seller and its successors and assigns the prompt payment in full, and performance when due (whether at stated maturity, by acceleration or otherwise) of all amounts due and owing from time to time, or performance required, by each of the Buyers for the benefit of the Seller under the Operative Agreements, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Buyer Guaranteed Obligations”).  Systemax hereby further agrees that if a Buyer shall fail to pay in full, or perform when due (whether at stated maturity, by acceleration or otherwise) any of the Buyer Guaranteed Obligations, Systemax will promptly pay or perform the same, without any demand or notice of any kind whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Buyer Guaranteed Obligations, the same will be promptly paid in full or performed when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.  This is a guarantee of payment and performance and not merely of collection.

(b)         The obligations of Systemax hereunder are absolute and unconditional irrespective of  the value, genuineness, validity, regularity or enforceability of the obligations of a Buyer under the Operative Agreements, or any substitution, release or exchange of any other guarantee of or security for any of the Buyer Guaranteed Obligations and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.16 that the obligations of Systemax hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing in any respect, it is understood and agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Systemax hereunder, which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to Systemax, the time for any performance of or compliance with any of the Buyer Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any change in the corporate existence, structure or ownership of a Buyer, or a Buyer becomes the subject of a Legal Proceeding under any Bankruptcy Law;

(iii)                               the maturity of any of the Buyer Guaranteed Obligations shall be accelerated, or any of the Buyer Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Buyer Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien or security interest granted to, or in favor of, the Seller as security for any of the Buyer Guaranteed Obligations shall fail to be perfected;

(v)                                 the existence of any claim, set-off or other rights that Systemax may have at any time against a Buyer, whether in connection herewith or with any unrelated transactions, or any modification or amendment of or supplement to the Operative Agreements;

(vi)                              any invalidity or unenforceability in any jurisdiction relating to or against a Buyer for any reason of this Agreement, or any provision of any Applicable Law purporting to prohibit the performance by a Buyer of any of its obligations under the Operative Agreements; or

(vii)                           any other act or omission to act or delay of any kind whatsoever by a Buyer, or any other circumstance whatsoever that might, but for the provisions of this Section 10.16, constitutes a legal or equitable discharge of the obligations of a Buyer under the Operative Agreements.

(c)          Systemax hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (i) notice of acceptance of the guaranty provided in this Section 10.16 and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of the Seller against a

Buyer, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of the Seller to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations guaranteed hereby (including a Buyer), and (iii) any right to the enforcement, assertion or exercise by the Seller of any right, privilege or remedy conferred upon a Buyer under the Operative Agreements, or otherwise.

(d)         The obligations of Systemax under this Section 10.16 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Buyer in respect of the Buyer Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Buyer Guaranteed Obligations, whether as a result of any Legal Proceedings in Bankruptcy Law or otherwise, and Systemax agrees that it will indemnify Seller on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by Seller in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such rescinded or restored payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy Law. The obligations of Systemax hereunder shall remain in full force and effect until the first day on which all of the Buyer Guaranteed Obligations under the Agreement have been paid or otherwise performed in full.

(e)          Systemax hereby agrees that until the payment and satisfaction in full of all Buyer Guaranteed Obligations under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in this Section 10.16, whether by subrogation or otherwise, against a Buyer or any other guarantor of any of the Buyer Guaranteed Obligations or any security for any of the Buyer Guaranteed Obligations.

(f)            Systemax agrees that the Buyer Guaranteed Obligations may be declared to be forthwith due and payable if not paid or performed when due, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against a Buyer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by a Buyer) shall forthwith become immediately due and payable Systemax for purposes of this Section 10.16.

(g)         The guarantee in this Section 10.16 is a continuing guarantee, and shall apply to all Buyer Guaranteed Obligations whenever arising and wherever located.

10.17                 Termination.

(a)          This Agreement may be terminated with respect to the sale of the Purchased Internet Assets at any time prior to the date of the Internet Closing:

(i)                                     by mutual agreement of the Seller and the Internet Buyer;

(ii)                                  by either the Seller or the Internet Buyer, by written notice to the other party if there is a material breach of the other party’s obligations under this Agreement with respect to the contemplated purchase of the Purchased Internet Assets and such breach continues for a period of fifteen (15) days after written notice thereof has been given by the non-breaching party to the breaching party, and notwithstanding that the non-breaching party may have breached any obligations under this Agreement with respect to the contemplated purchase of the Purchased Real Estate Assets;

(iii)                               by either the Seller or the Internet Buyer, by written notice delivered to the other, if the Internet Closing shall not have been consummated on or before January 31, 2008; provided that the right to terminate this Agreement with respect to the sale of such Purchased Internet Assets under this Section 10.17(a)(iii) shall not be available to any party whose failure to take any action required hereunder to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Internet Closing to occur prior to such date.

(b)         This Agreement may be terminated with respect to the sale of the Purchased Real Estate Assets subject to any one or more of the Acquired Leases prior to the date of the applicable Real Estate Closing:

(i)                                     at any time by mutual agreement of the Seller and the Real Estate Buyer;

(ii)                                  at any time by either the Seller or the Real Estate Buyer, by written notice to the other party if there is a material breach of the other party’s obligations under this Agreement with respect to the contemplated purchase of the Purchased Real Estate Assets and such breach continues for a period of fifteen (15) days after written notice thereof has been given by the non-breaching party to the breaching party, and notwithstanding that the non-breaching party may have breached any obligations under this Agreement with respect to the contemplated purchase of the Purchased Internet Assets;

(iii)                               with respect to an Acquired Lease which requires the consent of the landlord to assign, by the Real Estate Buyer at any time after the relevant landlord of the applicable Acquired Lease refuses in writing to consent to the assignment of such lease to the Real Estate Buyer; or

(iv)                              at any time by either the Seller or the Real Estate Buyer, by written notice delivered to the other, if the Real Estate Closing with respect to such Transferred Real Estate Assets shall not have been consummated on or before February 29, 2008; provided that the right to terminate this Agreement with respect to the sale of such Real Estate Purchased Assets under this Section 10.17(b)(iv) shall not be available to any party whose failure to take any action required hereunder to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Real Estate Closing to occur prior to such date.

(c)          Effect of Termination.  If a termination provided for in this Section 10.17 is exercised, there shall be no liability on the part of any Party with respect to the contemplated sale of the Purchased Internet Assets or the applicable Purchased Real Estate Assets, as the case may be; provided that, (i) this Article 10 shall survive any such termination and (ii) no termination will relieve any Party from any liability for any breach of this Agreement occurring prior to such termination.  For the benefit of doubt, it is understood that no termination pursuant to Section 10.17(a) shall affect the sale of any Purchased Real Estate Assets or the rights, liabilities and obligations of the Parties with respect thereto and no termination pursuant to Section 10.17(b) shall affect the sale of the Purchased Internet Assets or the rights, liabilities and obligations of the Parties with respect thereto.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

SYSTEMAX INC.

By:	/s/ Richard Leeds
Name:	Richard Leeds
Title:	Chairman and Chief Executive Officer

NEW SAH CORP.

By:	/s/ Richard Leeds
Name:	Richard Leeds
Title:	President

DOTDEAL INC.

By:	/s/ Richard Leeds
Name:	Richard Leeds
Title:	President

LONGHORN INC.

By:	/s/ Richard Leeds
Name:	Richard Leeds
Title:	President

{Signature Page to Asset Purchase Agreement}

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

COMPUSA INC.

By:	/s/ William Weinstein
Name:	William Weinstein
Title:	President